EXHIBIT 99

FOR IMMEDIATE RELEASE                                                     Contact:   Paul Knopick

                                                                                                             888-795-6336

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ITRONICS INTRODUCES ITS BENEFICIAL USE PHOTOCHEMICAL, SILVER, AND WATER RECYCLING PROGRAM, USED SUCCESSFULLY BY THE U.S. NAVY, TO THE CRUISE SHIP INDUSTRY

RENO, Nevada, April 15, 2004 -- Itronics Inc. (OTCBB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) announced today that its Beneficial Use Photochemical, Silver, and Water Recycling Program, which is being used successfully by the U.S. Navy, is being offered to the cruise ship industry.

"Shipboard photo labs are busy places. Everyone on a cruise ships takes pictures and the convenience of having your film or digital photos printed within 24 hours while still on board is practically irresistible. The busier the lab, the larger the volume of silver-bearing, used photochemical liquids that is generated. These silver-bearing photochemical liquids are classified as hazardous waste by the U.S. EPA and their disposal is tightly regulated by the United States and many other countries. Disposal of these liquids is one of the regulatory concerns that the cruise lines face," said Dr. John Whitney, Itronics President.

"Shipboard photo labs can now utilize the same photochemical, silver, and water recycling technology used by the U.S. Navy to convert used silver-bearing photochemical liquids to pure water and non-hazardous photochemical silver concentrates. Itronics Metallurgical, Inc., our subsidiary, offers a complete, environmentally friendly, program in which 80 percent of the water is removed for re-use on board ship to make up new photochemicals. The concentrates are shipped to Itronics Metallurgical's recycling/fertilizer manufacturing plant in Reno, Nevada for silver recovery, and for recycling of the demetallized concentrates into our high quality multinutrient liquid fertilizers, sold under the GOLD'n GRO label," Dr. Whitney said.

The shipboard units were developed and are manufactured by Itronics Metallurgical. They can be viewed at the Itronics Web site: http://www.itronics.com .

"We understand that waste reduction and control is a major concern for the cruise ship industry. With new regulations being proposed covering waste disposal for cruise ships, our Beneficial Use Photochemical, Silver, and Water Recycling Program is a step in the right direction by eliminating this category of shipboard generated hazardous waste," Itronics President said.

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with the technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to use this "Beneficial Use Photochemical, Silver, and Water Recycling" technology to convert the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD'n GRO, animal repellent fertilizer products under the trademark GOLD'n GRO GUARDIAN, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers, which can be used for lawns and houseplants, and the popular Silver Nevada Miner bars are available at the Company's 'e-store' catalog at http://www.itronics.com .

Headquartered in Reno, Nevada, Itronics Inc. is one of Nevada's leading process technology companies and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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VISIT OUR WEB SITE: www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)